RETIREMENT AND CONSULTING AGREEMENT
This Agreement is made effective this 3rd day of July, 2020 (“Effective Date”) by and between Jones Lang LaSalle, Inc. (“JLL” or “Company”) and Patricia Maxson (“Executive”).
WHEREAS, Executive recognizes that in her capacity as the Chief Administrative Officer of the Company she provides unique services that will be difficult to replace after her retirement; and
WHEREAS, the Company appreciates Executive’s prior service and desires continued access to Executive’s unique services, knowledge, and a reasonable transition after Executive’s retirement; and
WHEREAS, Executive recognizes that she has been provided adequate consideration for entering into this Agreement;
NOW, THEREFORE, in consideration for the consideration provided herein, Executive and the Company agree to the following:
1.    Vesting; Bonus Opportunity. This Agreement will not affect any retirement or other benefits to which Executive might otherwise be entitled under JLL’s compensation, employee benefit plans and policies. Vesting of outstanding Performance Share Units (“PSUs”) and Restricted Stock Units (“RSU’s”) will occur according to the plan provisions for each grant. A vesting schedule for such PSUs and RSUs, along with the applicable terms for dividend equivalents for such awards, is attached as Exhibit A. In addition, Executive will remain eligible for a pro-rated annual bonus, if any, for calendar year 2020 based on her prior employment with the Company in accordance with the Company’s regular policy and practice and payable at the same time and under the measures as other Global Executive Board (GEB) members.
2.    Consulting Services. Following her retirement from the Company and effective as of the Effective Date, Executive will provide continuing strategic advice and counsel to the Company’s Global Executive Board (“Consulting Services”).
3.    Term of Agreement. Executive will provide Consulting Services effective upon termination of Executive’s employment with the Company and continuing thereafter for a period of twelve (12) months, subject to earlier termination in accordance with Paragraph 6 below (“Term of Agreement”).
4.    Compensation. Executive will receive an annualized payment of $120,000 paid in equal monthly installments during the Term of Agreement (“Consulting Fee”). The parties will have the mutual right to renegotiate the Consulting Fee upward or downward if the scope of the Consulting Services materially changes during the Term of Agreement.
5.    Expenses. JLL will reimburse Executive for all reasonable and necessary expenses Executive incurs in the performance of the Consulting Services. Such expenses must be consistent with JLL’s standard expense reimbursement policies and practices.
6.    Termination. Notwithstanding the Term of Agreement specified above, this Agreement will terminate under any of the following circumstances: (a) immediately upon Executive’s death; (b) if Executive becomes disabled so as to be unable to perform the Consulting Services, either the Company or Executive may by written notice terminate the Agreement as of the last day of the calendar month during which such notice is given; (c) immediately upon written notice of material breach of the Agreement by either party; and (d) the parties may terminate this Agreement by mutual written agreement at any time.
7.    Non-Competition. Executive acknowledges and agrees that during the term of the Agreement she will not render executive, managerial, advice or consulting services, either directly or indirectly, to any business engaged in or preparing to engage in commercial real estate and/or real estate investment management services or that would otherwise conflict with her obligations to the Company. Executive agrees that such restriction is reasonable and is in addition to any post-employment restrictive covenants by which she might be bound under any other agreement with the Company.

8.    Confidentiality. Executive has had in connection with her prior employment and will continue to have during the Term of the Agreement access to JLL’s confidential, proprietary and trade secret information. Such information includes but is not limited to information relating to JLL’s business such as customer lists and files, pricing information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, and their compensation; corporate development plans; and business, acquisition and financial plans and revenue forecasts (collectively called “Confidential Information”). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others beside JLL, any Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return or destroy all Confidential Information.
9.    Remedies. Executive understands and acknowledges that JLL’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause JLL substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that JLL will have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company will also be entitled to recover its costs and expenses (including reasonable attorneys’ fees) incurred in enforcing its rights hereunder.
10.    Enforceability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction.
11.    Independent Contractor Status. Executive will act solely as an independent contractor in performing the Consulting Services, and nothing herein will at any time be construed to create the relationship of employer and employee, principal and agent, partners, or joint venturers between JLL and Executive. Executive will have no right or authority to act for JLL, and will not attempt to enter into any contract, commitment, or other agreement, or incur any debt or liability of any nature in the name or on behalf of JLL. Executive is responsible for the payment of all federal and state taxes on payments received from JLL, and Executive understands that JLL will make no withholding for such taxes from Executive’s fees. Executive agrees to indemnify and hold JLL and its respective affiliates, and their officers, directors, employees and agents harmless from and against any and all liabilities, claims, demands, damages, and expenses arising from any determination (whether judicially or administratively) that some relationship, other than that of independent contractor, exists between JLL and Executive. Executive retains the right to perform services for other clients so long as they are otherwise consistent with this Agreement.
12.    Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.
13.    Severability. Every paragraph, part, term or provision of this Agreement is severable from others. If any paragraph, part, term or provision of this Agreement is construed or held to be void, invalid or unenforceable by order, decree or judgment of a court of competent jurisdiction, the remaining paragraphs, parts, terms and provisions of this Agreement will not be affected thereby but will remain in full force and effect.
14.    Governing Law. This Agreement will be governed and interpreted pursuant to the laws of Illinois.
15.    Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by Executive and an authorized officer of the Company.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as follows:
JONES LANG LASALLE, INC.            PATRICIA MAXSON
By: /s/ Mary Bilbrey                    /s/ Patricia Maxson
Title: Chief Human Resources Officer

EXHIBIT A